Exhibit 8.1

[Letterhead of Linklaters New York]

Air France-KLM

45, rue de Paris

95747 Roissy-CDG CedexFrance

October 21, 2005

Ladies and Gentlemen

Reference is made to the Registration Statement on Form F-3 (including any amendments or supplements thereto, the “Registration Statement”) of Air France-KLM, a société anonyme, organized under the laws of the Republic of France (“Air France-KLM”), relating to the sale, from time to time, of up to 30,062,200 of Air France-KLM’s ordinary shares deliverable upon the exercise of Air France-KLM warrants, including Air France-KLM warrants held in the form of Air France-KLM American Depositary Warrants, or ADWs.

We hereby confirm to you that in our opinion the discussion under the heading “Taxation—U.S. Federal Income Tax Considerations” contained in the Air France-KLM annual report on Form 20-F for the financial year ended March 31, 2005, incorporated by reference in the Prospectus included in the related Registration Statement, to the extent such discussion summarizes statements of U.S. federal income tax laws or legal conclusions, subject to the assumptions, limitations and conditions set forth therein, is fair and accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC thereunder.

Yours sincerely

/s/ Linklaters

Linklaters